A PROFESSIONAL SERVICES FIRM

Certified Public Accountants | Business Consultants

dm-t
decoria · maichel · teague

7307 N. Division, Suite 222
Spokane, Washington 99208

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statement Nos. 333-153328 and 333-167502 on Form S-8 of Timberline Resources Corporation and Registration Statement No. 333-181378 on Form S-3 of our report dated December 22, 2015, with respect to the consolidated balance sheets of Timberline Resources Corporation as of September 30, 2015 and 2014, and the related consolidated statements of operations, changes in stockholders' equity and cash flows for the years then ended, which report appears in the September 30, 2015 annual report on Form 10-K of Timberline Resources Corporation.

DeCoria, Maichel & Teague, P.S.

DeCoria, Maichel & Teague, P.S.
Spokane, Washington
December 22, 2015